Exhibit 99.1

May 21, 2012

Contact:	Stephen P. Theobald
Executive Vice President and
Chief Financial Officer
(757) 217-1000

HAMPTON ROADS BANKSHARES APPOINTS JAMES BURR
TO BOARD OF DIRECTORS

Norfolk, Virginia, May 21, 2012:  Hampton Roads Bankshares, Inc. (NASDAQ:  HMPR) (the “Company”), the holding company for The Bank of Hampton Roads (“BHR”) and Shore Bank, today announced that James F. Burr has been appointed to its Board of Directors effective when the Company receives the necessary approvals from banking authorities.  Burr will replace Randal K. Quarles, who has resigned from the Board effective today because of his expanding duties at the Carlyle Group.

Burr has been a Managing Director in the Carlyle Group’s Global Financial Services Group since 2008.  Previously, he served in several senior positions, including Corporate Treasurer, with Wachovia Bank from 1992 to 2008.  Burr began his career at Ernst and Young, where he was a C.P.A. focused on banking and computer audit issues.

Henry P. Custis, Jr., the Company’s Chairman of the Board, said, “We welcome Jim to the Board and look forward to gaining the benefits of his extensive banking experience from both an operational and financial perspective.  We thank Randal for his service as a Director and for the valuable guidance he has provided as the Company has developed and executed its plan to focus on its community banking franchise in its core markets and return to profitability.”

The Carlyle Group and its affiliates held beneficial ownership of 22.8% of the Company’s outstanding shares as of May 1, 2012.

Caution About Forward-Looking Statements

Certain statements made in this press release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are statements that include projections, predictions, expectations, or beliefs about events or results or otherwise are not statements of historical facts, such as statements regarding the consummation, consequences and timing of the transaction and relocations.  Although the Company believes that its expectations with respect to such forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from those expressed or implied by such forward-looking statements.  Factors that could cause actual events or results to differ significantly from those described in the forward-looking statements include, but are not limited to those described in the cautionary language included under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and other filings made with the SEC.

About Hampton Roads Bankshares

Hampton Roads Bankshares, Inc. is a bank holding company that was formed in 2001 and is headquartered in Norfolk, Virginia. The Company’s primary subsidiaries are Bank of Hampton Roads, which opened for business in 1987, and Shore Bank, which opened in 1961 (the “Banks”).  The Banks engage in general community and commercial banking business, targeting the needs of individuals and small to medium-sized businesses. Currently, Bank of Hampton Roads operates banking offices in Virginia and North Carolina doing business as Bank of Hampton Roads and Gateway Bank & Trust Co.  Shore Bank serves the Eastern Shore of Maryland and Virginia through seven banking offices, ATMs and a recently opened loan production office in West Ocean City, Maryland. Through various affiliates, the Banks also offer mortgage banking services and investment products. Shares of the Company’s common stock are traded on the NASDAQ Global Select Market under the symbol “HMPR.” Additional information about the Company and its subsidiaries can be found at www.hamptonroadsbanksharesinc.com.

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